Exhibit 99.3

PROXY	SOUTHERN MICHIGAN BANCORP, INC. 51 West Pearl Street Coldwater, Michigan 49036	PROXY

Annual Meeting of Shareholders – May 9, 2013

The undersigned shareholder appoints Danice L. Chartrand and Mary L. Guthrie, or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder is entitled to vote at the 2013 Annual Meeting of Shareholders of Southern Michigan Bancorp, Inc. and any adjournment of the meeting on all matters that come before, and on all matters incident to the conduct of, the meeting and any adjournment of the meeting.

This proxy is solicited on behalf of the Board of Directors. If this proxy is properly executed, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees for director and for Proposal 2. The shares represented by this proxy will be voted in the discretion of the persons named as proxies on any other matter that may come before the meeting. The Company has been notified that a shareholder intends to present for action at the meeting a proposal urging the Board of Directors to adopt an amendment to the Company’s Bylaws. If that proposal is brought before the meeting, the persons named as proxies intend to use their discretionary authority to vote the shares represented by this proxy against the proposal.

Using an ink pen, mark your votes with an “X” in the space provided.

Your Board of Directors recommends that you vote FOR all nominees for director and FOR Proposal 2.

1.	Proposal 1 – Election of Directors.		Nominees:

	☐	FOR all nominees listed	H. Kenneth Cole
		(except as indicated below)	Gary Hart Haberl
Brian P. McConnell
	☐	WITHHOLD AUTHORITY to	Kurt G. Miller
vote for all nominees listed

(Instruction: To withhold authority for any individual nominee, write that nominee’s name in the space provided below.)

2.	Proposal 2 – Ratification of CliftonLarsonAllen LLP as Independent Auditors for 2013.

	☐	FOR
	☐	AGAINST
	☐	ABSTAIN

IMPORTANT! PLEASE DATE AND SIGN.

Please sign exactly as your name appears on this proxy. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature X

Signature X

Date	, 2013